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                                                                 EXHIBIT (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated June 16, 1999, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. Notice of Offer to Purchase for Cash All Outstanding Shares of Common Stock of Automobile Protection Corporation - APCO at $13.00 Net Per Share by AM1 Acquisition Company a Wholly Owned Subsidiary of Ford Motor Company

AM1 Acquisition Company, a Georgia corporation (the "Purchaser") and a wholly owned subsidiary of Ford Motor Company, a Delaware corporation ("Ford"), is offering to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Automobile Protection Corporation - APCO, a Georgia corporation (the "Company"), at $13.00 per Share, net to the seller in cash and without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 16, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").
The Board of Directors of the Company has unanimously approved the Offer, has determined that the terms of the Offer are fair to and in the best interests of the Company's stockholders and recommends that the Company's stockholders accept the Offer and tender their Shares. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 14, 1999, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, the Purchaser intends to consummate the Merger described below. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 10, 1999 (the "Merger Agreement"), among Ford, the Purchaser and the Company, which provides that, following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Georgia Business Corporation Code (the "GBCC"), the Purchaser will be merged with the Company and each outstanding Share (other than Shares owned by the Company or any of its subsidiaries, Ford or the Purchaser and Shares that are subject to dissenters' rights) will be converted into the right to receive $13.00 in cash, without interest. Ford has entered into Stock Option and Tender Agreements with Martin J. Blank and Larry
I. Dorfman (the "Principal Company Stockholders") with respect to approximately 16.5% in total of the issued and outstanding Shares on a fully diluted basis. Pursuant to the Stock Option and Tender Agreements, each of the Principal Company Stockholders have agreed, among other things, to tender (and not withdraw) their Shares to the Purchaser pursuant to the Offer, to provide each of Ford and the Purchaser with an irrevocable proxy and otherwise to support the transaction with the Purchaser. The Principal Company Stockholders have also granted to Ford an option to purchase, which is excercisable upon the occurrence of certain events, all of the Shares beneficially owned by the Principal Company Stockholders in the Stock Option and Tender Agreements. Ford and the Company have entered into a Company Stock Option Agreement, pursuant to which the Company has granted to Ford an irrevocable option to purchase 2,375,406 newly issued Shares, representing 19.9% of the issued and outstanding Shares, upon the terms and subject to the conditions of the Company Stock Option Agreement, at a price of $13.00 per share. The option becomes exercisable upon the occurrence of certain events. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes a majority of all the outstanding Shares (determined on a fully-diluted basis), (ii) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) all consents, approvals and filings under any state statute, law (including common law), ordinance, rule or regulation applicable to automobile warranty or service contract providers, automobile insurance providers or persons in other similar businesses or other businesses operated by the Company or any subsidiary of the Company that are required to be made or obtained prior to the acceptance of the Shares pursuant to the Offer having been made or obtained. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 14, 1999. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, July 14, 1999, unless and until the Purchaser, in its discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by First Chicago Trust Company of New York (the "Depositary") at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the preceding paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message (as defined in Section 2 of the Offer to Purchase), in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right (but shall not be obligated), in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided the Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials are being mailed to record holders of Shares and are being furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares. The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for copies of the Offer to Purchase, the Letter of Transmittal and any other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent for soliciting tenders of Shares pursuant to the Offer. The Information Agent for the Offer is:

D.F.King & Co., Inc.
77 Water Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 207-3156
June 16, 1999